UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 31, 2016

CANTEL MEDICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31337	22-1760285
(State or other jurisdiction	(Commission	(IRS Identification
of incorporation)	File Number)	Number)

150 Clove Road, Little Falls, New Jersey	07424
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 890-7220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Andrew A. Krakauer stepped down as Chief Executive Officer (CEO) and as a director of Cantel Medical Corp. (the “Company”) on August 1, 2016.  He will serve as a Senior Advisor to the Company until October 15, 2016.

Jorgen B. Hansen, formerly President and Chief Operating Officer (COO) of the Company, has been appointed as CEO effective August 1, 2016.  He also remains President of the Company.  In addition, effective August 1, 2016, Mr. Hansen was appointed a director of the Company to fill the vacancy created by Mr. Krakauer’s resignation from the Board.  Mr. Hansen, age 48, has served as President and COO since November 2014.  Prior thereto, from November 2012 to November 2014, he served as Executive Vice President and COO of the Company.  He also served as President and CEO of Medivators Inc., a subsidiary of the Company from November 2012 to July 2015.  Prior to joining the Company, Mr. Hansen had global leadership positions with increasing responsibility within the healthcare and medical devices industry for over fifteen years.  Most recently, he was Senior Vice President, Global Marketing, Business Development, Science and Innovation for ConvaTec Corp.

On August 1, 2016, the Company and Mr. Hansen entered into an Amended and Restated Executive Severance Agreement under which the amount of severance payable to Mr. Hansen in the event of a termination without cause in a non-change of control situation would increase from 18 months’ base salary to (a) 24 months’ base salary plus (b) two times Mr. Hansen’s annual bonus based on the rate in effect as of the relevant termination date (100% of his annual base salary for fiscal 2016).  The amendments will also update certain other references to bonus amounts to reflect current percentages.  Subject to the foregoing, the remainder of the terms of the Executive Severance Agreement will be as previously summarized in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 19, 2014, which description is incorporated by reference herein.

Item 9.01            Financial Statements, Pro-Forma Financial Information and Exhibits

(d) Exhibits

Exhibit 10.1  Amended and Restated Executive Severance Agreement dated as of August 1, 2016 between the Company and Jorgen B. Hansen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANTEL MEDICAL CORP.

By:	/s/ Jorgen B. Hansen
Jorgen B. Hansen
President and CEO

Dated:  August 1, 2016